AMENDMENT

to

CUSTODY Agreement

Between

CAPITOL SERIES Trust

And

THE HUNTINGTON NATIONAL BANK

This amendment (the “Amendment”) revises Appendix B to the Custody Agreement, dated October 1, 2015, as amended, between Capitol Series Trust (The “Trust”), a business trust formed under the laws of the State of Ohio, and The Huntington National Bank (“HNB”), a national bank organized under the laws of the United States, and hereby revises Appendix B to the Custody Agreement on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, the Fuller & Thaler Behavioral Small-Cap Growth Fund, the Fuller & Thaler Behavioral Mid-Cap Value Fund, the Fuller & Thaler Behavioral Unconstrained Equity Fund, the Fuller & Thaler Behavioral Small-Mid Core Equity Fund, the Fuller & Thaler Behavioral Micro-Cap Equity Fund and the Fuller & Thaler Behavioral Mid-Cap Equity Fund (the “Fuller & Thaler Funds”).

The Parties agree to amend the Appendix B to the Custody Agreement to include all series of the Trust referenced below. No other provisions of the Custody Agreement shall be modified, except as stated herein.

APPENDIX B

Capitol Series Trust

Fuller & Thaler Behavioral Small-Cap Equity Fund

Fuller & Thaler Behavioral Small-Cap Growth Fund

Fuller & Thaler Behavioral Mid-Cap Value Fund

Fuller & Thaler Behavioral Unconstrained Equity Fund

Fuller & Thaler Behavioral Small-Mid Core Equity Fund

Fuller & Thaler Behavioral Micro-Cap Equity Fund

Fuller & Thaler Behavioral Mid-Cap Equity Fund

Except as set forth is this Amendment, the Custody Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Custody Agreement, the terms of this Amendment will prevail.

The Parties have duly executed this Amendment as of March 6, 2023.

	Capitol Series Trust		The Huntington National Bank
By:	/s/ Matthew J. Miller	By:	/s/ Kelli Hermen
Name:	Matthew J. Miller	Name:	Kelli Hermen
Title:	President	Title:	Vice President